Exhibit (j)

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS High Income Fund's (the "Fund") Class A, Class B, Class C, and Institutional Class Shares Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Class A, Class B, Class C, and Institutional Class Shares Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 54 to the Registration Statement (Form N-1A, No. 2-60330) of our report dated November 25, 2008, on the financial statements and financial highlights of the DWS High Income Fund, included in the Fund's Annual Report dated September 30, 2008.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
January 26, 2009